EXHIBIT 99

For Immediate Release	Contact:

October 18, 2004	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

Hasbro Reports Third Quarter 2004 Results

Highlights

  Net revenues were down 2% for the quarter, however, lower S, D & A expenses contributed to year over year earnings improvement;
  MY LITTLE PONY, DUEL MASTERS, TRIVIAL PURSUIT brand and NERF all strong performers;
  New product launches including VIDEONOW COLOR, LAZER TAG, TV MISSION: PAINTBALL and WEEBLES all doing well;
  Significant debt reduction and increasing cash over the last 12 months strengthens the balance sheet.

Pawtucket, RI (October 18, 2004) -- Hasbro, Inc. (NYSE: HAS) today reported third quarter results. Worldwide net revenues for the quarter were $947.3 million compared to $971.1 million a year ago and included a $17 million positive impact from foreign exchange. Earnings for the quarter were $88.7 million or $0.45 per diluted share, compared to $85.8 million or $0.48 per diluted share in 2003, before cumulative effect of accounting change. In accordance with accounting rules, reported diluted earnings per share for the 2004 results exclude the favorable earnings impact of the $5.2 million adjustment to fair value of the Lucas warrants. The Company also reported third quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $168.6 million compared to $170.3 million in 2003. The attached schedules provide a reconciliation of EBITDA to net earnings for the respective periods of 2004 and 2003.

Alfred J. Verrecchia, President and Chief Executive Officer, said, "Our plan this year has been to grow both revenues and earnings. In that context, we view our third quarter top-line performance as disappointing. With the difficult revenue comparisons, a challenging retail environment and continued softness in our boys business - it was clearly more difficult to grow revenue than anticipated.

"As we look out at the remainder of the year, we remain confident in our ability to grow earnings and we continue to believe we will achieve our goal of delivering an operating margin of 12% or better by 2005. However, given our top line performance year-to-date and the uncertain retail environment, it is increasingly unlikely that we will achieve our goal of revenue growth for 2004," Verrecchia concluded.

David Hargreaves, Chief Financial Officer, added, "This past quarter earnings improved despite the $65.3 million reduction in BEYBLADE revenue. Our success here is due in part to delivering on our commitment to take $200 million in costs out of the business over the past three plus years. In the third quarter S, D & A expenses were down 10% as compared to the third quarter of last year.

"Along with implementing our cost reduction programs, we have continued to focus on generating cash flow and paying down debt, resulting in a $215.9 million reduction in long-term debt during the last twelve months and interest expense being down 34% for the quarter," Hargreaves concluded.

Revenues in the U.S. Toys segment were $369.7 million for the quarter compared to $377.3 million a year ago, reflecting an overall softness in the boys business, including a year over year decline of $30.4 million in revenue from BEYBLADE. The segment reported an operating profit of $20.8 million for the quarter compared to an operating profit of $45.8 million last year, reflecting lower sales and a decline in gross margin.

Revenues in the Games segment were $236.5 million for the quarter compared to $250.2 million a year ago, primarily reflecting a decline in trading card games, including one less release this year of MAGIC: THE GATHERING. The segment experienced growth in the electronic, adult game and pre-school categories. The Games segment reported operating profit of $46.4 million compared to an operating profit of $58.3 million last year, reflecting lower sales and a decline in gross margin.

International segment revenues were $331.6 million for the quarter compared to $328.1 million a year ago. The segment had a number of core brands that performed well, including MY LITTLE PONY, PLAYSKOOL and DUEL MASTERS. Offsetting growth in core brands was a decline of approximately $34.9 million in revenue related to BEYBLADE. The International segment reported an operating profit of $48.8 million compared to an operating profit of $38.5 million a year ago.

The Company will webcast its third quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning our earnings, operating margin and net revenue goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA. As required by SEC rules, we have provided a reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Sept. 26, 2004	Sept. 28, 2003
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 305,089	$ 155,357
Accounts Receivable, Net	697,430	879,669
Inventories	317,120	289,411
Other Current Assets	258,422	222,704
	----------------	---------------
Total Current Assets	1,578,061	1,547,141
Property, Plant and Equipment, Net	195,208	206,756
Other Assets	1,348,969	1,494,597
	----------------	---------------
Total Assets	$3,122,238	$3,248,494
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 16,356	$ 104,576
Current Installments of Long-term Debt	1,356	1,219
Payables and Accrued Liabilities	824,296	867,911
	----------------	---------------
Total Current Liabilities	842,008	973,706
Long-term Debt	632,411	856,934
Deferred Liabilities	146,169	146,463
	----------------	---------------
Total Liabilities	1,620,588	1,977,103
Total Shareholders' Equity	1,501,650	1,271,391
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,122,238	$3,248,494
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Sept. 26, 2004	Sept. 28, 2003	Sept. 26, 2004	Sept. 28, 2003
	-----------	-----------	-----------	-----------
Net Revenues	$ 947,312	$ 971,071	$ 1,937,992	$2,014,308
Cost of Sales	423,458	419,869	817,531	822,913
	--------------	---------------	--------------	--------------
Gross Profit	523,854	551,202	1,120,461	1,191,395
Amortization	16,888	19,319	47,881	53,907
Royalties	65,087	82,535	131,747	169,005
Research and Product Development	39,257	38,811	108,636	102,416
Advertising	129,403	105,039	243,751	225,903
Selling, Distribution and Administration	151,179	168,505	429,005	458,824
	--------------	---------------	--------------	--------------
Operating Profit	122,040	136,993	159,441	181,340
Interest Expense	8,257	12,570	24,488	39,566
Other (Income) Expense, Net	(5,513)	6,299	(15,606)	6,381
	--------------	---------------	--------------	--------------
Earnings before Income Taxes and
Cumulative Effect of Accounting Change	119,296	118,124	150,559	135,393
Income Taxes	30,609	32,309	36,501	36,972
	--------------	---------------	--------------	--------------
Earnings before Cumulative Effect of
Accounting Change	88,687	85,815	114,058	98,421
Cumulative Effect of Accounting
Change, Net of Tax	-	(17,351)	-	(17,351)
	--------------	---------------	--------------	--------------
Net Earnings	$ 88,687	$ 68,464	$ 114,058	$ 81,070
	========	========	========	========

Per Common Share
Earnings before Cumulative Effect
of Accounting Change
Basic	$0.50	$0.49	$0.65	$0.57
	========	========	========	========
Diluted	$0.45	$0.48	$0.54	$0.55
	========	========	========	========
Cumulative Effect of Accounting
Change, Net of Tax
Basic and Diluted	$ -	$(0.10)	$ -	$(0.10)
	========	========	========	========

Net Earnings
Basic	$0.50	$0.39	$0.65	$0.47
	========	========	========	========
Diluted	$0.45	$0.38	$0.54	$0.45
	========	========	========	========

Cash Dividends Declared	$0.06	$0.03	$0.18	$0.09
	========	========	========	========

Weighted Average Number of Shares
Basic	176,885	173,833	176,348	173,359
	========	========	========	========
Diluted	184,533	181,995	184,384	178,569
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended			Nine Months Ended

	Sept. 26, 2004	Sept. 28, 2003	% Change	Sept. 26, 2004	Sept. 28, 2003	% Change
	-----------	-----------	-----------	-----------	-----------	----------
U.S. Toys
External Revenues	$ 369,703	$ 377,251	(2)%	$689,254	$ 739,114	(7)%
Operating Profit	20,848	45,835	(55)%	14,892	64,107	(77)%

Games
External Revenues	236,501	250,201	(5)%	525,701	511,024	3%
Operating Profit	46,418	58,310	(20)%	94,713	101,682	(7)%

International
External Revenues	331,554	328,110	1%	691,480	707,342	(2)%
Operating Profit	48,766	38,537	27%	41,490	27,769	49%

Reconciliation of EBITDA

Net Earnings	$ 88,687	$ 68,464	$ 114,058	$ 81,070
Cumulative Effect of Accounting
Change, Net of Tax	-	17,351	-	17,351
	------------	------------	------------	------------
Earnings before Cumulative
Effect of Accounting Change	88,687	85,815	114,058	98,421
Interest Expense	8,257	12,570	24,488	39,566
Income Taxes	30,609	32,309	36,501	36,972
Depreciation	24,199	20,261	55,138	55,627
Amortization	16,888	19,319	47,881	53,907
	------------	------------	------------	------------
EBITDA	$168,640	$170,274	$ 278,066	$ 284,493
	=======	=======	=======	=======